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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
IMNET Systems, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-27289) and Form S-8 (No. 333-4014, No. 333-4016, No.
333-19395, No. 333-19397, No. 333-19429, and 333-49299) of IMNET Systems, Inc.
of our report dated July 31,1998, relating to the consolidated balance sheets of IMNET Systems, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related schedule, which report appears in the June 30, 1998 annual report on Form 10-K of IMNET Systems, Inc.

                                                          KPMG PEAT MARWICK LLP
Atlanta, Georgia
August 5, 1998